EXHIBIT 99.2

Qumu Announces Pricing of Public Offering of Common Stock

Minneapolis, MN – November 7, 2019 – Qumu Corporation (NASDAQ: QUMU), a leading provider of best-in-class video technology for the enterprise, announced today the pricing of its previously announced underwritten registered public offering of 3,175,652 shares of its common stock at a price to the public of $2.50 per share, for gross proceeds of approximately $7.9 million. In addition, Qumu granted the underwriter a 30-day option to purchase up to 476,348 additional shares of common stock to cover over-allotments, if any. The offering is expected to close on or about November 12, 2019, subject to the satisfaction of customary closing conditions.

After deducting the underwriting discounts and commissions and other estimated offering expenses payable by Qumu in connection with the offering, the net proceeds are expected to be approximately $7.1 million. These amounts assume no exercise of the underwriter’s over-allotment option. Qumu intends to use approximately $4.5 million of the net proceeds from the offering to repay the outstanding principal and accrued interest under its term loan credit agreement with ESW Holdings, Inc., and the remaining net proceeds from the offering for working capital and general corporate purposes.

Craig-Hallum Capital Group is acting as the sole managing underwriter for the proposed offering.

The securities described above are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-233470) that was declared effective by the U.S. Securities and Exchange Commission, or the SEC, on September 5, 2019. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the proposed offering were filed with the SEC on November 6, 2019. The final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and, when available, may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, by telephone at 612-334-6300 or by email at prospectus@chlm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Qumu

Qumu Corporation (Nasdaq: QUMU) is a leading provider of best-in-class tools to create, manage, secure, distribute and measure the success of live and on-demand video for the enterprise. Backed by the most trusted and experienced team in the industry, the Qumu platform enables global organizations to drive employee engagement, increase access to video, and modernize the workplace by providing a more efficient and effective way to share knowledge.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding, but not limited to, Qumu’s intention to the offer the securities and the expected uses of the proceeds from the proposed offering. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue” or comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results or developments to differ materially from those indicated due to a number of factors affecting Qumu’s operations, markets, products and services. Qumu identifies the principal risks and uncertainties that impact its performance in its public reports filed with the SEC, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” sections of Qumu’s most recent Annual Report on Form 10-K, as may be supplemented or amended by Qumu’s subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and Qumu assumes no obligation to update any forward-looking statements.

Investor Contact

Dave Ristow

Chief Financial Officer

Qumu Corporation

Dave.Ristow@qumu.com

+1.612.638.9045